Filed pursuant to Rule 433
Registration No. 333-171806

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES E
$1,000,000,000
0.850% SENIOR NOTES, DUE MARCH 8, 2016
FINAL TERM SHEET
DATED MARCH 5, 2013

Terms and Conditions
Issuer:	Royal Bank of Canada

Title of the Series:	0.850% Senior Notes, due March 8, 2016

Expected Ratings1:	Aa3 / AA- / AA (Stable / Stable / Stable)

Principal Amount:	$1,000,000,000

Issue Price:	99.938%

Trade Date:	March 5, 2013

Settlement Date:	March 8, 2013

Maturity Date:	March 8, 2016

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	0.850%

Treasury Benchmark:	0.375% UST due February 15, 2016

Treasury Benchmark Price:	100-02 ¼

Treasury Yield:	0.351%

Re-offer Spread to Treasury Benchmark:	T + 52 bps

Re-Offer Yield:	0.871%

Fees:	0.15%

Interest Payment Dates:	Semi-annually on each March 8 and September 8, beginning September 8, 2013

Payment Convention:	Unadjusted following business day convention

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78008SD86 / US78008SD865

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers:
ANZ Securities, Inc.
BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
nabSecurities, LLC
Natixis Securities Americas LLC
Santander Investment Securities Inc.
SG Americas Securities, LLC
Standard Chartered Bank

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC at 1-866-375-6829 or Wells Fargo Securities, LLC at 1-800-326-5897.